UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2009

NEXT 1 INTERACTIVE, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	000-52669	26-3509845
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

2400 N Commerce Parkway, Suite 105, Weston, Florida	33326
(Address of Principal Executive Offices)	(Zip Code)

(954) 888-9779
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On November 13, 2009, Next 1 Interactive, Inc., (the “Company”) consummated a private placement (the “Private Offering”) with 14 accredited investors for the issuance and sale of units (the “Units”) comprised of one (1) share of the Company’s common stock, $0.00001 par value per share (the “Common Stock”) and (1) warrant (the “Warrant”) to purchase one (1) share of Common Stock with an exercise price of $2.00 and which expire 3 years from the date of issuance. The purchase price of each Unit was set at $1.00 with a minimum investment of $25,000. In addition, the Company has granted each investor “piggyback” registration rights for the Common Stock and Warrants issued in the Private Offering. Furthermore, each investor shall have a right of first offer to purchase a proportionate amount of any equity or equity linked securities issued in a private placement within 12 months of the closing date.

The Private Offering was conducted on a best efforts basis through a FINRA member broker-dealer (the “broker-dealer”) who served as the Company’s placement agent.  The gross proceeds received by the Company was $1,140,000.  We paid the broker-dealer cash commissions of $160,000 and issued them 5 year warrants to purchase a total of 9% of the aggregate securities sold in the Private Offering as compensation for services to us in connection with the Private Offering. Finally, we paid legal fees to our counsel associated with this Private Offering. After payment of these fees and costs, we received net proceeds of approximately $970,000.

The Private Offering was an unregistered sale of securities conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

The foregoing description of the Private Offering, the Units, Subscription Agreement and the Warrants are not intended to be complete and is qualified in their entirety by the complete text of those agreements attached as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Private Placement Memorandum
4.2	Form of Warrant
10.1	Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

NEXT 1 INTERACTIVE, INC.

Date: November 18, 2009	By:	/s/ William Kerby
William Kerby
Vice Chairman & Chief Executive Officer